Exhibit 5.1       Opinion of Robert C. Laskowski, Esq. (regarding legality).



                               ROBERT C. LASKOWSKI
                                 Attorney at Law

                            Robert C. Laskowski, Esq.
                            520 SW Yamhill, Suite 600
                           Portland, Oregon 97204-1329
                            Telephone: (503) 241-0780
                            Facsimile: (503) 226-6278


                                 October 19, 2001


To the Board of Directors
Nova Communications Ltd.

Gentlemen:

         We have acted as counsel for Nova Communications Ltd. ("Company") in connection with the preparation and filing of a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, covering 125,000 shares of Company's Common Stock, par value $0.001 per share (the "Shares"), issuable pursuant to that certain Consulting Agreement by and between Company and Douglas
G. Furth, dated June 1, 2001 (the "Agreement"). We have reviewed the corporate action of Company in connection with this matter and have examined



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and relied upon such documents, corporate records, and other evidence as we have deemed necessary for the purpose of this opinion.

Based on the foregoing, it is our opinion that the Shares have been duly authorized and, when issued and sold pursuant to the Agreement, legally issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                            Very truly yours,



                                            /s/ ROBERT C. LASKOWSKI




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